Exhibit 10.8

Citius Pharmaceuticals, Inc.

11 Commerce Drive, First Floor

Cranford, New Jersey 07016

EXECUTION VERSION

August 12, 2024

Citius Oncology, Inc. (formerly, TenX Keane Acquisition)

420 Lexington Avenue, Suite 2446

New York, New York 10170

Attention: Taylor Zhang

Email: tzhang@ascendantga.com

Dear Mr. Zhang:

This letter agreement (this “Letter Agreement”) is sent in reference to that certain Agreement and Plan of Merger and Reorganization, dated October 23, 2023 (the “Merger Agreement”), by and among Citius Oncology, Inc., a Delaware corporation and formerly TenX Keane Acquisition, a Cayman Islands exempted company (“Parent”), TenX Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Citius Pharmaceuticals, Inc., a Nevada corporation (the “Company”) and Citius Oncology Sub, Inc., a Delaware corporation formerly known as Citius Oncology, Inc. (“SpinCo”), for purposes of (1) setting forth the understanding of the parties to the Merger Agreement with respect to certain provisions thereof, (2) confirming the waiver by Parent and Merger Sub of certain provisions of the Merger Agreement, and (3) confirming the waiver by Company and SpinCo of certain provisions of the Merger Agreement, in each case in accordance with the terms and conditions set forth in this Letter Agreement. Capitalized terms used but not otherwise defined in this Letter Agreement shall have the meanings ascribed to them in the Merger Agreement.

(i)	Each of Parent and Merger Sub hereby irrevocably waive in their entirety the requirements contained in Section 7.18(a) and Section 7.18(b) of the Merger Agreement pursuant to which, prior to the Closing, the Company and SpinCo are required to (a) enter into a transfer and assignment agreement, in a form reasonably satisfactory to Parent and the Company, pursuant to which the Company will transfer the LYMPHIRTM (denileukin diftitox) trademark or trademark application, as applicable, and SpinCo will accept such transfer and assignment, with such assignment and transfer automatically effective for all purposes as of the effective date of the Company FDA Letter and the SpinCo FDA Letter, and (b) promptly following the Company’s receipt of the Notice of Approval, but in no event later than five (5) Business Days thereafter, deliver to the FDA an executed Company FDA Letter and an executed SpinCo FDA Letter. For the avoidance of doubt, the Company and the Surviving Corporation shall, within sixty (60) days following the Closing Date, (I) enter into a transfer and assignment agreement, in a form reasonably satisfactory to the Company and the Surviving Corporation, pursuant to which the Company will transfer the LYMPHIRTM (denileukin diftitox) trademark or trademark application, as applicable, and the Surviving Corporation will accept such transfer and assignment and (II) in connection therewith, deliver to the FDA an executed Company FDA Letter and an executed SpinCo FDA Letter.

(ii)	Each of Parent and Merger Sub hereby irrevocably waive in their entirety the (a) requirements contained in Section 2.3(f) of the Merger Agreement pursuant to which on the Closing Date, in connection with the Effective Time, the Company is required to pay or cause to be paid, by wire transfer of immediately available funds to Parent, $10,000,000 (the “Working Capital Amount”) as a capital contribution to Parent for purposes of funding working capital of the Surviving Corporation, and (b) the provisions of Section 7.16(b)(iii) of the Merger Agreement, which state that upon the Closing, the Company will be repaid by Parent an amount equal to the portion of the Extension Fees that the Company paid either to Sponsor (or its designee) or into the Trust Account, but only if at the time of the Closing the balance of the Trust Account equals or exceeds $2,000,000; provided, however, that each such waiver is conditioned upon the Company paying, or causing to be paid, $10,000,000 in accordance with the provisions of that certain Flow of Funds Memorandum, dated as of even date herewith, by and among Parent, Merger Sub, the Company, SpinCo and Sponsor (the “Funds Flow”). The Company and SpinCo hereby acknowledge and agree that the execution and delivery of the Funds Flow as of the date hereof satisfies in full the Parent’s obligation to deliver a written statement at least two (2) Business Days prior to the Closing Date setting forth the Parent Estimated Transaction Expenses pursuant to Section 2.3(c) of the Merger Agreement. For the avoidance of doubt, the Company shall not be responsible for, and shall have no obligation to pay, any Parent Estimated Transaction Expenses or Parent Transaction Expenses, except to the extent expressly set forth in the Funds Flow.

(iii)	Each of Parent and Merger Sub hereby irrevocably waive in their entirety the requirements contained in Section 10.1 of the Merger Agreement pursuant to which Parent is obligated, at least 48 hours prior to the Effective Time, to provide notice to the Trustee in accordance with the Trust Agreement and deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement, and cause the Trustee as of the Effective Time to transfer all funds held in the Trust Account to Parent (to be held as available cash on the balance sheet of Parent, and to be used for working capital and other general corporate purposes of the business following the Closing), and thereafter to cause the Trust Account and the Trust Agreement to terminate; provided, however, that such waiver is conditioned on, at least 48 hours prior to the Effective Time, Parent providing notice to the Trustee in accordance with the Trust Agreement, and delivering any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement, and causing the Trustee as of the Effective Time to transfer all funds held in the Trust Account to the Company (for use by the Company for such purposes as the Company may determine in its sole discretion), and thereafter causing the Trust Account and the Trust Agreement to terminate.

Each of the Parties hereby acknowledges and agrees that this Letter Agreement was entered into in accordance with the provisions of Section 10.7(a) of the Merger Agreement. No Party may assert that a condition precedent in the Merger Agreement (including, without limitation, any conditions set forth in in Section 8.3(a) or Section 8.3(e) of the Merger Agreement) has not been satisfied for failure to comply with the covenants that the Parties have waived pursuant to this Letter Agreement.

Except as expressly modified by this Letter Agreement, the Merger Agreement shall remain in full force and effect in accordance with the terms thereof. In the event of a conflict between the provisions of this Letter Agreement and the Merger Agreement, this Letter Agreement shall control. Sections 10.3, 10.4, 10.7, 10.8, 10.9, 10.10, 10.11, and 10.12 of the Merger Agreement shall apply to this Letter Agreement mutatis mutandis.

[Signature page follows]

Sincerely,

CITIUS PHARMACEUTICALS, INC.

By:	/s/ Leonard Mazur
Name:	Leonard Mazur
Title:	Chief Executive Officer and Chairman of the Board

Acknowledged, agreed to and accepted:

CITIUS ONCOLOGY SUB, Inc.,
formerly known as Citius Oncology, Inc.

By:	/s/ Leonard Mazur
Name:	Leonard Mazur
Title:	Chief Executive Officer and Chairman of the Board

CITIUS ONCOLOGY, INC.,
formerly TenX Keane Acquisition

By:	/s/ Xiaofeng Yuan
Name:	Xiaofeng Yuan
Title:	Chief Executive Officer and Chairman

TENX MERGER SUB, INC.

By:	/s/ Xiaofeng Yuan
Name:	Xiaofeng Yuan
Title:	Chief Executive Officer and Chairman

[Signature Page – Side Letter to Agreement and Plan of Merger and Reorganization]

CC:

The Crone Law Group

420 Lexington Avenue, Suite 2446

New York, New York 10170

Attn: Tammara Fort; Samara Thomas

Email: tfort@cronelawgroup.com; sthomas@cronelawgroup.com

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607
Attention: Alec Donaldson; David P. Creekman
Email: adonaldson@wyrick.com; dcreekman@wyrick.com

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